Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of November 2, 2007, by and between Mines Management, Inc., an Idaho corporation (the “Company”) and Silver Wheaton Corp., a corporation continued under the laws of the Province of Ontario (the “Investor”).

WHEREAS, the Company and the Investor have entered into that certain Subscription Agreement as of an even date herewith (the “Subscription Agreement”).

WHEREAS, as a material inducement to the Investor to consummate the transactions contemplated by the Subscription Agreement, the Company has agreed to enter into this Agreement with the Investor.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Investor and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions. Unless otherwise defined herein or in the Subscription Agreement, the following terms shall have the following meanings for purposes of this Agreement:

(a)           “Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed in Rule 144 under the Securities Act. With respect to the Investor, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Investor will be deemed to be an Affiliate of the Investor.

(b)           “Closing Date” shall have the meaning given to such term in the Subscription Agreement.

(c)           “Commission” shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(d)           “Common Stock” shall mean the common stock of the Company, par value US$0.001 per share.

(e)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

(f)            “Form S-3” shall mean such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Commission that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

(g)           “Holder” shall mean holders of Registrable Securities that have registration rights pursuant to this Agreement.

(h)           “Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(i)            “Prospectus” shall mean the prospectus included in any Shelf Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement (including, without limitation, any prospectus supplement containing the terms of the offering of any portion of the Registrable Securities covered by such Shelf Registration Statement), and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

(j)            “Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement by the Commission.

(k)           “Registrable Securities” shall mean shares of Common Stock acquired by the Investor pursuant to the Subscription Agreement, plus any shares of Common Stock issued as a dividend or distribution with respect to the shares of Common Stock described in the foregoing clause. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) such securities shall have been transferred or disposed of pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and the subsequent transfer or disposition of such securities shall not require their registration or qualification under the Securities Act or any similar state law then in force or (ii) such securities shall have ceased to be outstanding.

(l)            “Registration Default” shall have the meaning ascribed to such term in Section 2.1(c).

(m)          “Registration Default Period” shall have the meaning ascribed to such term in Section 2.1(c).

(n)           “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(o)           “Shelf Registration Statement” shall have the meaning ascribed to such term in Section 2.1(a).

ARTICLE II.
REGISTRATION RIGHTS

2.1           Form S-3 Shelf Registration.

(a)           Registration. The Company shall prepare and file with the Commission as soon as practicable but in any event within forty-five (45) days after the Closing Date (the “Filing Deadline”) and use its commercially reasonable efforts to have declared effective as soon as practicable thereafter (but in any event within one hundred twenty (120) days after the Closing Date (“Effectiveness Deadline”)), a registration statement on Form S-3 (or, if the Company is not then eligible to use Form S-3, another appropriate form) providing for the resale by the Holders of all of the Registrable Securities

(the “Shelf Registration Statement”). The Shelf Registration Statement may include securities other than those held by Holders. The Company shall use its commercially reasonable efforts to file such amendments (including post-effective amendments) and supplements and undertake such other actions as necessary to keep the Shelf Registration Statement continuously effective (subject to Section 2.1(b)), pursuant to the Securities Act promulgated thereunder, until the earliest to occur of (i) the second anniversary of the Closing Date and (ii) as to a particular Holder, (A) such time as all Registrable Securities held by such Holder have been sold pursuant to the Shelf Registration Statement, or (B) the date on which such Holder can sell all of its Registrable Securities without restriction pursuant to Rule 144(k) (such period, the “Registration Period”). In the event that the Shelf Registration Statement shall cease to be effective during the Registration Period, the Company shall promptly prepare and file a new registration statement covering all Registrable Securities and shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable. Any such registration statement shall be considered a “Shelf Registration Statement” hereunder.

(b)           Suspension. If in the good faith judgment of the Board of Directors of the Company, following the advice of its counsel, it is determined that:  (i) the Company would be in violation of the Securities Act or Exchange Act for sales to be made from the Shelf Registration Statement, or (ii) there exists a material development that the Company would be obligated to disclose in the Shelf Registration Statement, which disclosure would be premature or inadvisable, then the Company will be permitted to suspend the use of the Shelf Registration Statement from time to time for a period not to exceed forty-five (45) days in any one instance, or an aggregate of ninety (90) days in any twelve month period (the “Suspension Period”). In the event of any suspension of the effectiveness of the Shelf Registration Statement or similar event, the Company will immediately notify the Holders by facsimile. Upon receipt of notification from the Company of any suspension of the effectiveness of the Shelf Registration Statement or similar event, the Holders will immediately discontinue disposition of the securities pursuant to the Shelf Registration Statement, until notified that sales may be resumed thereunder. In such event, the Company will use commercially reasonable efforts to cause the use of the Shelf Registration Statement so suspended to be resumed as soon as the violation can be corrected or the Company determines that the disclosure of such material development is no longer inadvisable, but in no event beyond the Suspension Period.

(c)           Registration Default. The parties hereto agree that the Holder of Registrable Securities will suffer damages and that it would not be feasible to ascertain the extent of such damages with precision, if:

(i)            the Company has failed to perform its obligation, set forth in the first sentence of Section 2.1(a) hereof, on or prior to the Filing Deadline;

(ii)           a Shelf Registration Statement has not been declared effective under the Securities Act on or prior to the Effectiveness Deadline; or

(iii)          except for a Suspension Period as permitted in Section 2.1(b) hereof, the Company has failed to maintain the effectiveness of the Shelf Registration Statement

Each event described in any of the foregoing clauses (i) through (iii) is individually referred to herein as a “Registration Default.” For purposes of this Agreement, each Registration Default set forth above shall begin and end on the dates set forth in the table set forth below:

Type of Registration Default by Clause	Beginning Date	Ending Date
(i)	Filing Deadline	the date a Registration Statement is filed
(ii)	Effectiveness Deadline	the date a Registration Statement becomes effective under the Securities Act or the Registration Period ends
(iii)	Non-effectiveness of the Shelf Registration Statement, absent allowable Suspension Period	the date a Registration Statement becomes effective under the Securities Act or the Registration Period ends

Commencing on (and including) any date that a Registration Default has begun and ending on (but excluding) the next date on which there are no Registration Defaults that have occurred and are continuing (a “Registration Default Period”), the Company shall be required to pay to the Holder of Registrable Securities in respect of each month in the Registration Default Period an amount equal to one-half of one percent (1/2%) of the aggregate market value of the Registrable Securities held by such Holder (the “Default Payment”), payable in cash. Payment shall be due at the end of each month during the Registration Default Period, with a pro rated portion of the payment being due for any portion of a month during which there is a Registration Default Period. For the purposes of this section, the “aggregate market value” shall be determined by the volume-weighted 20-day average trading price of the Common Stock as quoted on the primary trading market (as determined by the monthly average volume of trading in the Common Stock) for the Common Stock on the date ten (10) days before payment is due (if such date is a day on which the primary trading market is closed, then the date shall be the next trading day on which the primary trading market is open).

(d)           Expenses. The registration fees and expenses incurred by the Company in connection with the Shelf Registration Statement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, transfer agent expenses and the expense of any special audits incident to or required by any such registration, shall be borne by the Company. Each Holder shall be responsible for any fees and expenses of its counsel or other advisers and for the brokerage fees, commissions and discounts payable on sale of its Registrable Securities.

2.2           Obligations of the Company. The Company shall furnish to the Holder such number of copies of a Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents (including prospectus supplements or amendments) as the Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by it that are included in such registration. In addition, whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a)           Notify the Holder (i) that the Shelf Registration Statement has become effective, (ii) of any request by the Commission or any other federal or state governmental authority during the period of effectiveness of a registration statement for amendments or supplements to such registration statement or related prospectus or for additional information, (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order or similar action suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, and (iv) after the receipt by the Company from the Commission or any other federal or state governmental authority of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(b)           Use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement.

(c)           Subject to the provisions of Section 2.1(b), file such amendments (including post-effective amendments) and supplements to the Shelf Registration Statement and the Prospectus, file such documents as may be required to be incorporated by reference in any of such documents, and take all other actions as may be necessary to ensure to the Holders of Registrable Securities the ability to effect the public resale of their Registrable Securities (including taking commercially reasonable actions necessary to ensure the availability of a Prospectus meeting the requirements of Section 10(a) of the Securities Act) throughout the Registration Period.

2.3           Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1 or Section 2.2 that the Holder shall furnish to the Company such information regarding it and the beneficial owners of the Registrable Securities held by it, trading in the Registrable Securities, and the intended method of disposition of such securities (and, when necessary, furnish updated information) as shall be required to timely effect (and maintain the effectiveness of) the registration of its Registrable Securities, including information that may be required by the Commission. The Holder shall notify the Company when sales of Registrable Securities have been affected pursuant to the Registration Statement.

2.4           Indemnification.

(a)           Indemnification by the Company. To the extent permitted by law, the Company will indemnify and hold harmless the Investor, each Holder, and its Affiliates and each of their respective partners, officers, directors, managers, stockholders and members (“Holder Parties”) against any losses, claims, damages, liabilities, costs and expenses (joint and several), insofar as such losses, claims, damages, liabilities, costs and expenses (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained (or incorporated by reference) in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendment or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; provided, however, that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by a Holder Party.

(b)           Indemnification by the Investor. To the extent permitted by law, the Holder Parties will indemnify and hold harmless the Company, each of its directors, its officers, its stockholders and each person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages or liabilities to which the Company or any such director, officer or controlling person may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Holder Parties specifically for use in connection with such registration; provided, however, that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Holder Parties, which consent shall not be unreasonably withheld, and provided further, that the obligation of the Holder Parties under this Section 2.4 shall in no event exceed the Purchase Price, as that term is defined in the Subscription Agreement.

(c)           Procedure. Promptly after receipt by an indemnified party under this Section 2.4 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.4, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would in the written opinion of counsel to the indemnifying party, present a conflict of interest between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.4. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)           Contribution. If the indemnification provided for in this Section 2.4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           Survival. The obligations of the Company and any Holder under this Section 2.4 shall survive completion of any offering of Registrable Securities pursuant to a registration statement and the termination of this Agreement.

(f)            Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the Commission which may permit the resale of the Registrable Securities to the public without registration, the Company agrees to use commercially reasonable efforts to:

(i)            Make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the Shelf Registration Statement and through the Registration Period;

(ii)           File with the Commission, in a timely manner, all reports and other documents required of the Company under the Exchange Act during the Registration Period; and

(iii)          So long as a Holder owns Registrable Securities, furnish to such Holder upon written request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act, (ii) by electronic delivery a copy of the most recent annual or quarterly report of the Company and such other reports and documents as an Investor or Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.

2.5           Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article 2 may be assigned by the Investor to a transferee or assignee of Registrable Securities; provided that prior to the transfer, (i) the Investor shall furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree in writing to be subject to all restrictions applicable to and obligations of the Investor set forth in this Agreement.

ARTICLE III.
MISCELLANEOUS

3.1           Termination of Agreement. This Agreement shall terminate upon the earliest to occur of (A) such time as all Registrable Securities have been sold pursuant to the Shelf Registration Statement, or (B) the date on which each Holder can sell all of its Registrable Securities without restriction pursuant to Rule 144.

3.2           Entire Agreement. This Agreement contains the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements between them with respect thereto.

3.3           Amendment; Waiver. Neither this Agreement nor any term hereof may be amended, waived or discharged other than by written instrument signed by the Company and the Investor.

3.4           Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Idaho, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

3.5           Notices. All notices and other communications given to any party hereto pursuant to this Agreement shall be in writing and shall be hand delivered, or sent either by (a) certified mail, postage prepaid, return receipt requested; (b) electronic mail, (c) an overnight express courier service that provides written confirmation of delivery; or (d) facsimile transmission with written confirmation by the sending machine or with telephone confirmation of receipt (provided that a confirming copy is sent by overnight express courier service that provides written confirmation of delivery), addressed as follows:

(a)           If to the Company:

Mines Management, Inc.
901 West Riverside, Suite 311
Spokane, Washington  99201
Tel: (509) 838-6050
Fax: (509) 838-0486
Attention:  Chief Financial Officer

with a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Tel: 303-892-9400
Fax: 303-893-1379
Attention:  Patricia Peterson, Esq.

(b)           To the Investor:

666 Burrard Street, Suite 3150

Vancouver, British Columbia

Canada  V6C 2X8

Phone:  (604) 684-9648

Fax:  (604) 684-3123

Attention:  Chief Financial Officer

With a copy to:

Cassels Brock & Blackwell LLP

40 King Street West, Suite 2100

Toronto, Ontario

Canada  M5H 3C2

Phone:  (416) 869-5407

Fax:  (416) 350-6933

Attention:  Mark T. Bennett

Any communication given in conformity with this Section 3.5 shall be effective upon the earlier of actual receipt or deemed delivery. Delivery shall be deemed to have occurred as follows: if hand delivered on the day so delivered; if mailed, three business days after the same is deposited in the post; if telecopied or sent by electronic mail, upon written confirmation by the sending machine of effective transmission or upon telephone confirmation of receipt; and if sent by overnight express courier service, the next business day. Any party may at any time change its address for receiving communications pursuant to this Section 3.5 by giving notice of a new address in the manner provided herein.

3.6           Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, all permitted transferees and assignees of Investor, and all of the respective successors and assigns of Investor, to the extent permitted by this Agreement.

3.7           Invalid Provision. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable in any respect, the remainder of the terms and provisions shall be unaffected and shall remain in full force and effect, and any such invalid, void or unenforceable term or provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

3.8           Time Periods. In computing the number of days for any purpose of this Agreement, all days shall be counted including Saturdays, Sundays and holidays, except that if the last day of any period occurs on a Saturday, Sunday or holiday, the period will be deemed extended to the end of the next succeeding day which is not a Saturday, Sunday or holiday. A holiday for purposes of this Agreement shall mean those days on which banks in the State of Washington may, or are obligated to, remain closed.

3.9           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.10         Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

3.11         Interpretation of Agreement. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s-length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MINES MANAGEMENT, INC.

By:	/s/ James Moore
	Name:	James H. Moore
	Title:	Chief Financial Officer

SILVER WHEATON CORP.

By	/s/ Noel Watson
	Name:	Noel Watson
	Title:	Chief Financial Officer